COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS BASIC INTERMEDIATE MUNICIPAL BOND PORTFOLIO
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


EXHIBIT A:

             LEHMAN BROTHERS          DREYFUS BASIC
                 10-YEAR              INTERMEDIATE
 PERIOD         MUNICIPAL               MUNICIPAL
               BOND INDEX *           BOND PORTFOLIO

 5/4/94                  10,000                   10,000
8/31/94                  10,245                   10,312
8/31/95                  11,228                   11,146
8/31/96                  11,726                   11,599
8/31/97                  12,811                   12,638
8/31/98                  13,910                   13,714
8/31/99                  14,005                   13,729
* Source: Lehman Brothers